AMENDMENT NO. 1
                                       TO
                   AMENDED AND RESTATED WILLAMETTE INDUSTRIES
                   1995 LONG-TERM INCENTIVE COMPENSATION PLAN


         This Amendment No. 1 ("Amendment") to the Amended and Restated Willamette Industries 1995 Long-Term Incentive Plan (the "Original Plan") is made effective July 1, 2001.

         1. Section 2 of the Original Plan is amended to read as follows:

         "2. Administration. The Board of Directors of Company ("the Board") shall designate a Committee of not less than two members of the Board ("the Committee") who shall administer the Plan and serve at the pleasure of the Board. The number and identity of the members of, and any name given to the Committee, may be changed by the Board at any time and from time to time. The Committee may also have other duties, as would be the case if the Board should designate the Company's Compensation and Nomination Committee (or a successor thereto) to act as the Committee under the Plan. No person shall be eligible or continue to serve as a member of the Committee unless such person is a "disinterested person" within the meaning of Rule 16b-3 ("Rule 16b-3") of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any law, rule, regulation, or other provision that may hereafter replace such rule. Also, unless the Board determines otherwise, members of the Committee must be "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the rules thereunder. Subject to the express provisions of the Plan, the Committee shall have full and final authority, acting in its sole discretion, to interpret the Plan, to establish rules and regulations relating to the Plan, and to take such action and make such determinations as the Committee may deem necessary or advisable in the administration of the Plan. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any grant or award made thereunder, nor be liable for any good faith reliance upon any report or other information furnished to the Committee by Company's officers, its independent public accountants, or by any other person or entity."

         2. Section 8 of the Original Plan is amended to read as follows:

         "8. Non-Employee Directors. Grants shall be made to members of the Board who are not employees of Company or any Subsidiary ("Non-Employee Directors") only under this Article 8. The persons eligible to receive grants pursuant to this Article 8 are all Non-Employee Directors.

         "Initial Options. Upon the date of approval of the Plan by Company's shareholders (the "Approval Date"), each person who is then a Non-Employee

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    Director shall be automatically  granted an option (a "Director  Option") to purchase 1,000 shares of Stock. Each person who becomes a Non-Employee Director after the Approval Date shall be automatically granted, on the date such person becomes a Non-Employee Director, an initial Director Option to purchase 2,000 Shares; provided, however, that a director who was at any time an officer of the Company or any Subsidiary shall not be entitled to a grant of the initial Director Option.

         "Annual Options. Upon the date of each annual meeting of Company's shareholders beginning with the meeting in 2001, each person who is then a Non-Employee Director and who is to continue as a member of the Board following the annual meeting, and without regard to how long the person has been a Non-Employee Director or whether the person had ever been an officer of Company or any Subsidiary, shall be automatically granted an annual Director Option to purchase 2,000 shares of Stock.

         "Option Price. The option price for all Director Options shall be the fair market value of a share of Stock at the date of grant.

         "Option Agreements. Each grant of Director Options made pursuant to this Article 8 shall be governed by and shall be subject to the terms and conditions set forth in an Option Agreement in the form attached to the Plan as Exhibit A. Except to the extent otherwise provided in this Article 8 or in such Option Agreement, each such grant shall be governed by the Plan's provisions relating to the grant of options to, and the exercise of options by, employees."

         3. Except as expressly provided in this Amendment No. 1, the Original Plan will remain in full force and effect.

         Willamette has adopted this Amendment No. 1 effective July 1, 2001.

                                       Willamette Industries, Inc.


                                       By /s/ G.W. Hawley
                                          ------------------------------------
                                          Executive Vice President and
                                          Chief Financial Officer

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